Exhibit 99
COCA-COLA ENTERPRISES INC.                              PRESS RELEASE
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CONTACT:       Laura Asman - Media Relations
               (770) 989-3023

               Margaret Carton - Investor Relations
               (770) 989-3622


FOR IMMEDIATE RELEASE


       COCA-COLA ENTERPRISES INC. BOARD OF DIRECTORS
               APPROVES 3-FOR-1 STOCK SPLIT

     ATLANTA, February 18, 1997 -- The Coca-Cola Enterprises Board of Directors today approved a proposal for a 3-for-1 stock split of the Company's common shares. The stock split recommendation follows a stock price appreciation of more than 20 percent so far in 1997, 80 percent in 1996, and 49 percent in 1995. The stock split will be subject to share-owner approval at the Company's Annual Meeting on April 21, 1997. If approved, the stock split will be effective for share owners of record on May 1, 1997. As of January 24, 1997, Coca-Cola Enterprises had approximately
125.7 million common shares outstanding. In order to effect the 3-for-1 stock split, the Board has also recommended an increase in the Company's authorized common shares from 500 million to 1 billion.

     The Company's Board of Directors typically reviews and determines the payment of dividends on a quarterly basis. Dividend declaration is entirely at the discretion of the Board of Directors. If the stock split is approved by share owners, the Board has indicated that it intends to maintain the Company's current quarterly dividend of 2.5 cents per common share, which is equivalent to an annual dividend of 10 cents per share. Maintaining the Company's current dividend rate will have the effect of tripling the Company's dividend payout.

     Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest bottler of liquid nonalcoholic refreshment, distributing more than 58 percent of The Coca-Cola Company's
United States bottle and can volume. Coca-Cola Enterprises is also the sole licensed bottler for products of The
Coca-Cola Company in Belgium, Great Britain, the
Netherlands, and most of France.


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